Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:        Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FIRST QUARTER 2014 RESULTS
Cash Resales of $32.3 million; Total Revenue of $57.1 million

HOUSTON, May 19, 2014 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the first quarter ended March 31, 2014.

First Quarter Highlights -

($ in millions)	First Quarter
	2014	2013	% Increase
Cash Resales	$32.3	$22.4	44%
Total Revenue	57.1	51.4	11%
Cash EBITDA	26.1	16.7	57%
Net Income	1.9	1.7	9%

Total revenue for the first quarter of 2014 was $57.1 million compared to $51.4 million in the first quarter of 2013. The 11% increase in total revenue resulted from a $14.2 million, or 57%, increase in total resale licensing revenue partially offset by an $8.3 million, or 33%, decrease in acquisition underwriting revenue. Cash resales, a component of resale licensing revenue, were $32.3 million, an increase of $9.8 million, or 44%, in the first quarter of 2014 compared to cash resales of $22.4 million in the first quarter of 2013. Cash resale activity can vary significantly quarter to quarter and, in the first quarter of 2014, we experienced an increase in activity as compared to the first quarter of 2013. Acquisition underwriting revenue was $16.8 million in the first quarter of 2014 compared to $25.1 million in the first quarter of 2013. Fewer data acquisition projects were ongoing in the first quarter of 2014 compared to 2013 as a result of our strategic decision to focus on cash generation by reducing our level of capital expenditures on new data acquisition projects beginning in 2013 and continuing in 2014 as compared to the levels incurred in 2012 and 2011. This reduction directly impacts acquisition underwriting revenue. We continue to focus our data acquisition activity on areas with oil and liquids-rich hydrocarbons, with the majority of our activity in the first quarter of 2014 occurring in the Eagle Ford/Woodbine, Utica/Marcellus, Permian and Montney areas. Solutions and other revenue was $1.2 million in the first quarter of 2014 compared to $1.4 million in the first quarter of 2013.

“We are pleased with the increase in our cash resale activity in the first quarter,” commented Rob Monson, president and chief executive officer. “Demand for data in conventional areas drove the increase while data in unconventional areas continued to generate a significant portion of our cash resale activity. Although we have made a strategic decision to reduce our level of capital investment in 2014, the investments made in our data library since 2010, along with our legacy data, should fuel growth in our data library sales. The size and diversity of our data library is the primary key to continuing to generate significant levels of cash resales.”

For the first quarter of 2014, our net income was $1.9 million compared to $1.7 million for the same period last year. The $0.2 million increase in net income was primarily due to higher revenue and lower interest expense. In addition, the first quarter of 2013 included a $1.5 million charge related to the early extinguishment of our debt. These increases to net income were partially offset by higher amortization of seismic data due to the mix of data licensed in the quarter.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $26.1 million in the first quarter of 2014 compared to $16.7 million for the first quarter of 2013. The increase between quarters resulted from the higher level of cash resale activity in the 2014 first quarter. Cash EBITDA for the last twelve months ended March 31, 2014 was $84.5 million.

Selling, general and administrative (“SG&A”) expenses were $7.4 million in both the first quarter of 2014 and 2013. Variable expenses, including commissions and annual incentive compensation, were higher in the first quarter of 2014 due to the

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increase in revenue and Cash EBITDA. This increase was offset by a benefit resulting from the reduction in our allowance for doubtful accounts primarily due to the collection of a previously reserved receivable.

We continue to target $35 million for our net cash capital expenditures for 2014. In the first quarter of 2014, our net cash capital expenditures were $7.0 million with total capital expenditures of $24.0 million, of which $23.1 million related to new data acquisition. Our current backlog of net cash capital expenditures related to acquisition programs is $10.1 million, of which we expect the majority to be incurred in 2014.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss first quarter results for 2014 on Tuesday, May 20, 2014 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 41321131. A replay of the call will be available until May 27, 2014 by dialing 800-585-8367, Conference ID 41321131 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil and liquids-rich unconventional plays. Seitel has ownership in over 40,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated funds and our current credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the exploration budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income; and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(unaudited)
	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$33,146	$31,353
Receivables, net	52,516	45,119
Net seismic data library	180,438	195,778
Net property and equipment	4,244	4,611
Prepaid expenses, deferred charges and other	9,833	9,844
Intangible assets, net	13,382	14,762
Goodwill	197,991	201,535
Deferred income taxes	91,033	92,511
TOTAL ASSETS	$582,583	$595,513

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$38,159	$37,777
Income taxes payable	2,106	787
Senior Notes	250,000	250,000
Obligations under capital leases	2,516	2,676
Deferred revenue	31,909	41,739
Deferred income taxes	6,398	7,578
TOTAL LIABILITIES	331,088	340,557

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Additional paid-in capital	399,819	399,641
Retained deficit	(156,562)	(158,454)
Accumulated other comprehensive income	8,238	13,769
TOTAL STOCKHOLDER'S EQUITY	251,495	254,956
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$582,583	$595,513

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Three Months Ended March 31,
	2014	2013
	(unaudited)

REVENUE	$57,053	$51,351

EXPENSES:
Depreciation and amortization	37,858	29,338
Cost of sales	126	39
Selling, general and administrative	7,425	7,387
	45,409	36,764

INCOME FROM OPERATIONS	11,644	14,587

Interest expense, net	(6,207)	(9,315)
Foreign currency exchange losses	(1,274)	(647)
Loss on early extinguishment of debt	—	(1,504)
Other income (loss)	(14)	1

Income before income taxes	4,149	3,122
Provision for income taxes	2,257	1,384

NET INCOME	$1,892	$1,738

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31,
	2014	2013
Total acquisition underwriting revenue	$16,837	$25,089

Resale licensing revenue:
Cash resales	32,277	22,445
Non-monetary exchanges	177	324
Revenue recognition adjustments	6,577	2,072
Total resale licensing revenue	39,031	24,841

Total seismic revenue	55,868	49,930

Solutions and other	1,185	1,421
Total revenue	$57,053	$51,351

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance and legal, financial and other expenses related to corporate and strategic transactions). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (in thousands):

	Three Months Ended March 31,		Last Twelve Months Ended March 31, 2014
	2014	2013
Cash EBITDA	26,118	16,656	$84,526
Add other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	16,837	25,089	79,060
Non-monetary exchanges	177	324	1,509
Revenue recognition adjustments	6,577	2,072	18,181
Add (subtract) other items included in net income:
Depreciation and amortization	(37,858)	(29,338)	(130,118)
Non-cash operating expenses	(178)	(226)	(821)
Non-recurring corporate expenses	(29)	10	(450)
Interest expense, net	(6,207)	(9,315)	(24,743)
Foreign currency losses	(1,274)	(647)	(2,849)
Loss on early extinguishment of debt	—	(1,504)	—
Other income (loss)	(14)	1	473
Benefit (provision) for income taxes	(2,257)	(1,384)	89,067
Net income	$1,892	$1,738	$113,835

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the three months ended March 31, 2014 and our estimate for the year ending December 31, 2014 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31, 2014	Estimate for Remainder of 2014	Total Estimate for 2014
New data acquisition	$23,147	86,753	109,900
Cash purchases and data processing	539	1,361	1,900
Non-monetary exchanges	177	4,523	4,700
Property and equipment and other	183	1,517	1,700
Total capital expenditures	24,046	94,154	118,200
Less:
Non-monetary exchanges	(177)	(4,523)	(4,700)
Cash underwriting	(16,837)	(61,663)	(78,500)
Net cash capital expenditures	$7,032	$27,968	$35,000

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